Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

November 2015 Performance Update

Equinox Frontier Funds Supplement Dated November 30, 2015 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	November 30, 2015 MTD	November 30, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	7.85%	7.66%	$121.75
Equinox Frontier Long/Short Commodity Fund-1a	5.44%	-5.00%	$96.07
Equinox Frontier Masters Fund-1	8.72%	0.44%	$117.12

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of November 30, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$756,042.95
Unrealized trading gain (loss)	333,209.93
Less: Commissions	(12,805.54)
Less: Trading Fee paid to Managing Owner	(25,498.34)
Interest income	10,355.39

Total Income	1,061,304.39
EXPENSES
Broker service fees	21,511.91
Incentive fees	61,717.73
Management fees	18,336.19

Total Expenses	101,565.83

Net Income (Loss)	$959,738.56

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	107,883.19337	$12,179,015.05	$112.89
Current month additions	1,874.58473	211,479.86
Current month redemptions	(2,362.72658)	(274,534.81)
Net income (loss) for current month		959,738.56	8.86

Net asset value, end of current month	107,395.05152	$13,075,698.66	$121.75

Monthly rate of return			7.85%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$287,688.96
Unrealized trading gain (loss)	(30,840.62)
Less: Commissions	(5,082.28)
Less: Trading Fee paid to Managing Owner	(8,444.11)
Interest income	1,761.83

Total Income	245,083.78
EXPENSES
Broker service fees	7,124.78
Incentive fees	5,479.61
Management fees	11,127.83

Total Expenses	23,732.22

Net Income (Loss)	$221,351.56

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	45,952.49238	$4,186,907.83	$91.11
Current month additions	0.00000	0.00
Current month redemptions	(1,621.49547)	(149,519.55)
Net income (loss) for current month		221,351.56	4.96

Net asset value, end of current month	44,330.99691	$4,258,739.84	$96.07

Monthly rate of return			5.44%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$624,124.98
Unrealized trading gain (loss)	177,945.36
Less: Commissions	(8,205.80)
Less: Trading Fee paid to Managing Owner	(17,828.28)
Interest income	7,455.93

Total Income	783,492.19
EXPENSES
Broker service fees	15,042.93
Incentive fees	973.72
Management fees	20,565.52

Total Expenses	36,582.17

Net Income (Loss)	$746,910.02

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	81,137.60889	$8,740,765.63	$107.73
Current month additions	1,239.53735	136,451.37
Current month redemptions	(6,504.33423)	(737,629.89)
Net income (loss) for current month		746,910.02	9.39

Net asset value, end of current month	75,872.81201	$8,886,497.13	$117.12

Monthly rate of return			8.72%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$3,407,243.04
Unrealized trading gain (loss)	1,473,104.37
Less: Commissions	(57,342.94)
Less: Trading Fee paid to Managing Owner	(114,192.58)
Interest income	46,364.56

Total Income	4,755,176.45
EXPENSES
Trading fees	0.00
Broker service fees	28,867.15
Incentive fees	276,600.81
Management fees	82,101.27

Total Expenses	387,569.23

Net Income (Loss)	$4,367,607.22

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	443,663.01477	$53,838,455.01	$121.35
Current month additions	10,958.78402	1,364,743.36
Current month redemptions	(4,295.43230)	(517,687.44)
Net income (loss) for current month		4,367,607.21	9.78

Net asset value, end of current month	450,326.36649	$59,053,118.14	$131.13

Monthly rate of return			8.06%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$909,593.96
Unrealized trading gain (loss)	(98,915.32)
Less: Commissions	(16,037.19)
Less: Trading Fee paid to Managing Owner	(17,077.98)
Interest income	5,534.63

Total Income	783,098.10
EXPENSES
Trading fees	0.00
Broker service fees	7,397.29
Incentive fees	17,313.95
Management fees	47,631.67

Total Expenses	72,342.91

Net Income (Loss)	$710,755.19

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	119,157.77999	$12,973,483.27	$108.88
Current month additions	236.23409	24,300.00
Current month redemptions	(2,301.94985)	(235,449.41)
Net income (loss) for current month		710,755.19	6.18

Net asset value, end of current month	117,092.06423	$13,473,089.05	$115.06

Monthly rate of return			5.68%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2015

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,668,546.39
Unrealized trading gain (loss)	424,099.29
Less: Commissions	(21,533.24)
Less: Trading Fee paid to Managing Owner	(46,843.80)
Interest income	19,570.91

Total Income	2,043,839.55
EXPENSES
Trading fees	0.00
Broker service fees	16,776.42
Incentive fees	2,626.98
Management fees	54,023.07

Total Expenses	73,426.47

Net Income (Loss)	$1,970,413.08

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	198,008.59849	$22,375,088.65	$113.00
Current month additions	5,653.68108	659,182.46
Current month redemptions	(7,707.68493)	(888,836.30)
Net income (loss) for current month		1,970,413.08	10.07

Net asset value, end of current month	195,954.59464	$24,115,847.89	$123.07

Monthly rate of return			8.91%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND